SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

AVNET, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4) Date Filed:

AVNET, INC.

Notice of 2004 Annual Meeting of Shareholders
and
Proxy Statement

October 5, 2004

AVNET, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, November 11, 2004

TO ALL SHAREHOLDERS OF AVNET, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AVNET, INC., a New York corporation (“Avnet”), will be held at the Avnet Corporate Broadcast Center, 2617 South 46th Street, Suite 300, Phoenix, Arizona on Thursday, November 11, 2004, at 2:00 p.m., mountain standard time, for the following purposes:

1.	To elect nine (9) directors to serve until the next Annual Meeting and until their successors have been elected or appointed.

2.	To ratify the appointment of KPMG LLP as independent public accountants to audit the consolidated financial statements of Avnet for the fiscal year ending July 2, 2005.

3.	To take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on September 13, 2004 as the record date for the Annual Meeting. Only holders of record of shares of Avnet’s Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

CATHERINE R. HARDWICK

Secretary

October 5, 2004

[This page intentionally left blank]

AVNET, INC.

2211 South 47th Street
Phoenix, Arizona 85034

PROXY STATEMENT
Dated October 5, 2004

FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 11, 2004

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Avnet, Inc. (“Avnet” or the “Company”) for use at the Annual Meeting of Shareholders to be held on November 11, 2004, and at any and all postponements or adjournments thereof (the “Annual Meeting”), with respect to the matters referred to in the accompanying notice. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders is October 5, 2004. Only holders of record of outstanding shares of Common Stock at the close of business on September 13, 2004 are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share held on the record date. The aggregate number of shares of Common Stock outstanding (net of treasury shares) at September 13, 2004 was 120,483,769, comprising all of Avnet’s capital stock outstanding as of that date.

Proxies for shares of Avnet Common Stock, par value $1.00 per share (the “Common Stock”), may be submitted by completing and mailing the proxy card that accompanies this Proxy Statement or by submitting your proxy voting instructions by telephone or through the Internet. Shareholders who hold their shares through a broker, bank or other nominee should contact their nominee to determine whether they may submit their proxy by telephone or Internet. Shares of Common Stock represented by a proxy properly signed or submitted and received at or prior to the Annual Meeting will be voted in accordance with the holder’s instructions. If a proxy card is signed, dated and returned without indicating any voting instructions, shares of Common Stock represented by the proxy will be voted “FOR” the election as directors of the nine persons named herein and “FOR” the ratification of the appointment of KPMG LLP. The Avnet Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the meeting, the persons appointed as proxies will have discretion to vote or to act thereon according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will have discretion to vote on adjournment of the Annual Meeting.

Any person who signs and mails the enclosed proxy may revoke it at any time before it is voted by submitting a written notice of revocation or a later dated proxy that is received by Avnet prior to the Annual Meeting, or by voting in person at the Annual Meeting. However, a proxy will not be revoked by simply attending the Annual Meeting and not voting. All written notices of revocation and other communications with respect to revocation by Avnet shareholders should be addressed as follows: Catherine R. Hardwick, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. To revoke a proxy previously submitted by telephone or Internet, a shareholder of record can simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked.

PROPOSAL 1

ELECTION OF DIRECTORS

Nine directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. It is the intention of the persons named in the enclosed proxy card to vote each properly signed and returned proxy (unless otherwise directed by the shareholder executing such proxy) for the election as directors of Avnet of the nine persons listed below. Each nominee has consented to being named herein and to serve if elected. Mr. Noonan joined the Board of Directors on March 31, 2004, replacing Mr. Frederic Salerno, who retired from the Board. The Company would like to thank Mr. Salerno for his 10 years of dedicated service to Avnet. All of the other nominees were elected directors at the Annual Meeting of Shareholders held on November 6, 2003.

The holders of a majority of the shares entitled to vote must be present (either in person or by proxy) at the Annual Meeting to constitute a quorum for the transaction of business. Directors will be elected by a plurality of the votes properly cast at the Annual Meeting. Only votes cast “for” the election of directors will be counted in determining whether a nominee for director has been elected. Thus, shareholders who do not vote, or who withhold their vote, will not affect the outcome of the election. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares for the election of directors if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement has been transmitted to the beneficial owners at least fifteen days before the Annual Meeting.

In case any of the nominees below should become unavailable for election for any presently unforeseen reason, the persons named in the enclosed form of proxy will have the right to use their discretion to vote for a substitute or to vote for the remaining nominees and leave a vacancy on the Board of Directors. Under the By-Laws of Avnet, any such vacancy may be filled by a majority vote of the directors then in office or by the shareholders at any meeting thereof. Alternatively, the Board of Directors may reduce the size of the Board.

The information set forth below as to each nominee has been furnished by such nominee:

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Eleanor Baum	64	1994	Dean of the School of Engineering of The Cooper Union, New York, NY. Dr. Baum is also a director of Allegheny Energy, Inc. and United States Trust Company; the Former Chair of the New York Academy of Sciences (1998 – 1999); former Chair of the Engineering Workforce Commission (1999 – 2002); past President of American Society for Engineering Education (1995 – 1997) and Accreditation Board for Engineering and Technology (1997 – 1998). Dr. Baum is a Trustee of both Embry Riddle University and Webb Institute and serves on various advisory boards to universities, government agencies and industry groups.

J. Veronica Biggins	57	1997	Senior Partner at Heidrick & Struggles International, Inc., an executive search firm. Ms. Biggins is also a director of NDC Health Corporation and AirTran Holdings, Inc. and currently serves as Chair of the Czech and Slovak American Enterprise Development Fund, which is funded by the U.S. Government SEED Act.

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Lawrence W. Clarkson	66	1998	Retired Senior Vice President of The Boeing Company (April 1994 – February 1999) and President, Boeing Enterprises (January 1997 – February 1999), a manufacturer of aerospace, aviation and defense products. Mr. Clarkson is a director of Hitco Carbon Composites and Intelligenxia, Inc. He also serves as Vice Chairman of The National Bureau of Asian Research.

Ehud Houminer	64	1993	Executive-in-Residence at Columbia Business School, Columbia University, New York, NY and previously a professor as well. Mr. Houminer is a director of various Dreyfus mutual funds.

James A. Lawrence	51	1999	Executive Vice President and Chief Financial Officer of General Mills, Inc., a consumer foods company, since October 1998, prior thereto, Executive Vice President and Chief Financial Officer of Northwest Airlines (1996 – 1998) and Chief Executive Officer of Pepsi-Cola Asia Middle East Africa Group (1992 – 1996). Mr. Lawrence is also a director of St. Paul Companies.

Frank R. Noonan	62	2004	Retired Chairman and Chief Executive Officer of R. H. Donnelley Co. (1991 – 2002), publisher of yellow pages directories. Mr. Noonan is a director of Toys “R” Us, Inc.

Ray M. Robinson	56	2000	Chairman of East Lake Community Foundation. Previously President of AT&T Southern Region Business Services Division from 1995 – 2003. Former President and Chief Executive Officer of AT&T Tridom (1993 – 1995), a manufacturer of very small aperture terminals used in satellite data transmission. Mr. Robinson is also a director of Aaron Rents, Inc., Acuity Brands, Inc., Citizens Bancshares Corp. and Mirant Corporation.

Gary L. Tooker	65	2000	Independent consultant (1999 – current); former Chairman of the Board of Motorola, Inc. (1997 – 1999); Former Vice Chairman and Chief Executive Officer of Motorola, Inc. (1994 – 1996); former director of Motorola (until May 2001). Motorola is a global technology company. Mr. Tooker is also a director of Axcelis Technologies, Inc. and Eaton Corporation.

Roy Vallee	52	1991	Chairman of the Board and Chief Executive Officer of Avnet since June 1998; prior thereto, Vice Chairman of the Board (November 1992 to June 1998) and President and Chief Operating Officer of Avnet (March 1992 to June 1998). Mr. Vallee is also a director of Synopsys, Inc. and Teradyne, Inc.

Compensation of Directors

Directors of Avnet who are also officers or employees of Avnet (currently only Mr. Vallee) do not receive any special or additional remuneration for service on the Board of Directors or any of its committees. Director compensation consists of approximately 40% cash and 60% equity. A description of the various components of director compensation follows:

Cash Compensation

Each non-employee director who was elected for the first time prior to January 1997 (and are therefore eligible to participate in the retirement plan discussed below) receives an annual retainer fee of $29,000 for serving on the Board and each non-employee director elected for the first time in or after January 1997 (currently Ms. Biggins and Messrs. Clarkson, Lawrence, Noonan, Robinson and Tooker) receives an annual retainer fee of $34,000 for serving on the Board. Committee chairs receive an additional $3,000 annual retainer. Each non-employee director is also paid $1,000 per meeting for each meeting of the Board attended by such director.

Equity Compensation

Non-employee directors are awarded shares equal to $20,000 of Avnet Common Stock upon their re-election each year. Directors may elect to receive these shares as common stock under the Outside Directors’ Stock Bonus Plan, or may choose to receive the shares as Phantom Share Units under the Avnet Deferred Compensation Plan for Outside Directors. A non-employee director also receives stock options for 2,000 shares of Common Stock on the date of his or her first election to the Board of Directors and options for shares with a value equal to $40,000 upon his or her re-election to the Board. The options are exercisable at a price per share equal to the mean between the high and low sale prices per share on the date of grant and the option is exercisable with respect to 25% of the shares covered thereby after the expiration of one year and an additional 25% of the shares on each of the next three succeeding anniversary dates.

Deferred Compensation Plan

Under the Avnet Deferred Compensation Plan for Outside Directors, all fees payable in cash, other than meeting fees, to a non-employee director of Avnet during a plan year for service as a member of the Board of Directors or any committees thereof, may be deferred in the form of cash or in Common Stock equivalent “Phantom Share Units” or “PSUs”. Fees deferred in the form of PSUs are translated monthly into PSUs by dividing the amount of fees deferred by the average market value of a share of Common Stock on the New York Stock Exchange for the five trading days ending on the date when the fees would otherwise have been paid. In addition, as discussed above, directors may elect to receive their $20,000 annual grant of common stock in Phantom Share Units. Compensation deferred as cash is credited at the end of each calendar month with interest at a rate corresponding to the rate of interest on U.S. Treasury 10-year notes on the first day of that calendar month. Compensation deferred under the Plan, and additional PSUs or interest credited thereon, will be payable to a director (i) upon cessation of membership on Avnet’s Board of Directors in ten annual installments or, at the director’s election (which must be made not less than 24 months prior to the date on which the director ceases to be a member of the Board), in annual installments not exceeding ten or in a single lump sum or (ii) upon a “change in control” of Avnet (as defined in the plan), in a single lump sum. PSUs are payable in Common Stock with cash payment made for fractional shares. In the event of the death of a director before receipt of all required payments, all remaining payments shall be made to the director’s designated beneficiary.

Retirement Plan Benefits and Phase-Out

In May 1996, the Board of Directors terminated the Retirement Plan for Outside Directors of Avnet, Inc. (the “Retirement Plan”) with respect to non-employee directors elected for the first time after May 21, 1996. Therefore, while members of the Board of Directors as of May 21, 1996 still accrue benefits under the Retirement Plan (Ms. Baum and Mr. Houminer), Board members elected for the first time thereafter are not eligible to participate in the Retirement Plan. The Retirement Plan provides retirement income for eligible directors who are not officers, employees or affiliates (except by reason of being a director) of Avnet (the “Outside Directors”). The Retirement Plan entitles any eligible Outside Director who has completed six years or more of active service to an annual cash retirement benefit equal to the annual retainer fee (including committee fees) during the Outside Director’s last year of active service, payable in equal monthly installments for a period of from two to ten years depending on length of service, with payments beginning on the date which is the later of such director’s 65th birthday or his or her retirement date. The surviving spouse of any deceased Outside Director is entitled to 50% of any remaining unpaid retirement benefit.

Additional Benefits

The Company makes charitable contributions in the name of each director, at their request, to one or more charities or educational institutions designated by the director up to $7,500 per calendar year. In addition, the Company will match contributions made by a director for an additional $7,500 each year. During calendar 2003, the Company made a total contribution of $123,500 to 27 different organizations on behalf of all directors participating in this program.

The Company will provide computer equipment to any director who needs equipment to enable efficient communication among the Company and its directors.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines providing that directors should own, within four years of joining the Board, 10,000 shares of Avnet, Inc. Common Stock. Shares that are awarded to directors as part of director compensation, as well as Phantom Share Units acquired by directors under the directors’ Deferred Compensation Plan, count towards the guideline, but options, even if vested, do not. All directors on the Board are in compliance with this requirement.

Corporate Governance

Avnet is committed to good corporate governance practices. This commitment is not new — the Company has developed and evolved its corporate governance practices over many years. The Board of Directors believes that good corporate governance practices provide an important framework that promotes long-term value, strength and stability for shareholders.

Corporate Governance Guidelines

In September 2003, the Board of Directors adopted Corporate Governance Guidelines, which collect in one document many of the corporate governance practices and procedures that had evolved over the years. These guidelines address the duties of the Board of Directors, director qualifications and selection process, director compensation, Board operations, Board committee matters and director orientation and continuing education. The guidelines also provide for annual self-evaluations by the Board and its committees. The Board reviews these guidelines on an annual basis. The guidelines are available on the Company’s website at www.avnet.com/ investors/ governance.

Board Independence

The Board of Directors believes that a substantial majority of its members should be independent, non-employee directors. The Board adopted the following “Director Independence Standards,” which are consistent with criteria established by the New York Stock Exchange, to assist the Board in making these independence determinations.

No Director can qualify as independent if he or she has a material relationship with the Company outside of his or her service as a Director of the Company. A Director is not independent if, within the preceding three years:

•	The director was an employee of the Company.

•	An immediate family member of the director was an executive officer of the Company.

•	A director was affiliated with or employed by a present or former internal or external auditor of the Company.

•	An immediate family member of a director was affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company.

•	A director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service).

•	The director, or an immediate family member of the director, was employed as an executive officer of another company where any of the Company’s executives served on that company’s compensation committee of the board of directors.

•	The director was an executive officer or employee, or an immediate family member of the director was an executive officer, of another company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues.

•	The director, or an immediate family member of the director, was an executive officer of another company that was indebted to the company, or to which the Company was indebted, where the total amount of either company’s indebtedness to the other was five percent (5%) or more of the total consolidated assets of the company he or she served as an executive officer.

•	The director, or an immediate family member of the director, was an officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization exceeded the greater of $1 million or five percent (5%) of that organization’s consolidated gross revenues.

The Board has reviewed all material transactions and relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditors. Based on this review and in accordance with its independence standards outlined above, the Board of Directors has affirmatively determined that all of the non-employee directors are independent, and that only Mr. Vallee, the Chairman of the Board and Chief Executive Officer of the Company, is not independent.

Director Nominations

The Corporate Governance Committee is responsible for identifying, screening and recommending candidates for election to the Company’s Board of Directors. The Committee reviews the business experience, education and skills of candidates as well as character, judgment and issues of diversity in factors such as age, gender, race and culture. These factors, and others considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Directors must also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of all shareholders. Board members are expected to diligently prepare for, attend and participate in all Board and applicable Committee meetings. Each Board member is expected to ensure that other existing and future commitments do not materially interfere with the member’s service as a director.

The Corporate Governance Committee also reviews whether a potential candidate will meet the Company’s independence standards and any other director or committee membership requirements imposed by law, regulation or stock exchange rules.

Director candidates recommended to the Committee are subject to full Board approval and subsequent election by the shareholders. The Board of Directors is also responsible for electing directors to fill vacancies on the Board that occur due to retirement, resignation, expansion of the Board or other reasons between the Shareholders’ annual meetings. The Corporate Governance Committee may retain a recruitment firm, from time to time, to assist in identifying and evaluating director candidates. When a firm is used, the Committee provides specified criteria for director candidates, tailored to the needs of the Board at that time, and pays the firm a fee for these services. Suggestions for director candidates are also received from board members and management and may be solicited from professional associations as well.

Upon the recommendation of the Committee, Mr. Frank R. Noonan was elected to the Board of Directors on March 31, 2004. Mr. Noonan was selected from a group of several candidates and he was identified as a candidate to the Committee by a non-management director. Mr. Noonan was interviewed by the Chair of the Corporate Governance Committee, the Chairman and CEO and several Committee members prior to his election.

The Corporate Governance Committee will consider nominations of director candidates received from shareholders on the same basis as nominations of director candidates received from other sources. The director selection criteria discussed above will be used to evaluate all director candidates. Shareholders who wish to suggest an individual for consideration for election to the Company’s Board of Directors may submit a written nomination to the Corporate Governance Committee by sending it to the Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. Shareholder nominations must contain the following information:

•	The shareholder’s name, address, number of shares of Avnet common stock beneficially owned and, if the shareholder is not a record shareholder, sufficient evidence of beneficial ownership,

•	A statement in support of the director candidate’s nomination,

•	The director candidate’s detailed biographical information describing experience and qualifications, including current employment and a list of other boards of directors on which the candidate serves,

•	A description of all agreements, arrangements or understandings between the shareholder and the director candidate,

•	The candidate’s consent to be contacted by a representative of the Corporate Governance Committee for interviews and his or her agreement to provide further information, if needed,

•	The candidate’s consent for a background check; and

•	The candidate’s consent to serve as a director, if elected.

To be considered by the Committee for the slate recommended in the proxy statement for the 2005 annual meeting, shareholders must submit a director nomination and all required information to the Secretary not earlier than May 4, 2005 nor later than June 3, 2005. Nominations received by the Committee at other times during the year will be reviewed and considered for any new director position or vacancy that occurs during a period of sixty (60) days after receipt of such nomination.

Under the Company’s By-laws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. Details regarding this nomination procedure and the required notice and information are set forth on page 27 of this proxy statement under “2005 Annual Meeting.” Director nominees submitted through this process will be eligible for election at the annual shareholder meeting, but will not be included in the proxy materials the Company sends to shareholders prior to the meeting.

Shareholder Communications

Shareholders may contact any or all of the Company’s directors by writing to the Board of Directors or to the Secretary, c/o Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034. Shareholders may also submit an email to the lead director, the chair of the audit committee or the non-employee director group, by filling out the email form on the Company’s website at www.avnet.com/ investors/ governance.

Communications received are distributed to the Board, or to any individual director or group of directors as appropriate, depending on the facts and circumstances outlined in the communication. The Avnet Board of Directors has requested that items that are unrelated to the duties and responsibilities of the Board be excluded, including spam, junk mail and mass mailings, product and services inquiries, product and services complaints, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Any product and services inquiries or complaints will be forwarded to the proper department for handling. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any such communication will be made available to any non-employee director upon request.

Reporting of Ethical Concerns

The Audit Committee of the Board of Directors has established procedures for employees, shareholders, vendors and others to communicate concerns about the Company’s ethical conduct or business practices, including accounting, internal controls or financial reporting issues. Matters may be reported in the following ways:

Employees of the Company are encouraged to contact their manager, Human Resources representative or the Code of Conduct Advisor assigned to their facility to report and discuss the matter.

      All persons, including employees, may contact:

•	The Legal Department, at (480) 643-7101, or at 2211 South 47th Street, Phoenix, Arizona 85034.

•	The Ethics Advice Line at 1-800-861-2899 or via email at ethicsadviceline@avnet.com. Calls and emails to the Ethics Advice Line will be treated confidentially and may be made on an anonymous basis.

Lead Director

The Board of Directors has established the position of Lead Director. The Lead Director coordinates and develops the agenda for and chairs executive sessions of the independent directors, facilitates communications between the Chairman of the Board and Chief Executive Officer and the other members of the Board with respect to meeting agendas and information needs, including requests to call special meetings of the Board or additional executive sessions, and performs such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. The Board of Directors recently established a rotation mechanism to determine the Lead Director, which provides that Lead Director service rotates among all independent directors on a quarterly basis.

Executive Sessions

To promote free and open discussion and communication, independent directors ordinarily meet in executive session without management present at regularly scheduled Board meetings. Independent directors may meet at other times at the discretion of the Lead Director or upon the request of any independent director. Executive sessions are chaired by the Lead Director.

Code of Conduct

The Company has adopted a Code of Conduct that applies to directors, officers and employees, including the Chief Executive Officer and all financial and accounting personnel. A copy of the Code of Conduct can be reviewed at www.avnet.com/ investors/ governance.

Avnet Website

In addition to the information about Avnet and its subsidiaries contained in this proxy statement, extensive information about the Company can be found on our website located at www.avnet.com, including information about our management team, products and services and our corporate governance practices.

The corporate governance information on our website includes the Company’s Corporate Governance Guidelines, the Code of Conduct, the charters for each of the committees of the Board of Directors, how a shareholder can nominate a director and how shareholders can communicate with the Lead Director, the chair of the Audit Committee and non-employee directors. In addition, amendments to the Code of Conduct, and waivers granted to our directors and executive officers under the Code of Conduct, if any, will be posted in this area of our website. These documents can be accessed at www.avnet.com/ investors/ governance. Printed versions of our Corporate Governance Guidelines, our Code of Conduct and the charters for our Board committees can be obtained, free of charge, by writing to the Company at: Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034; Attn: Corporate Secretary.

In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those Reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as well as Section 16 filings made by any of the Company’s executive officers or directors with respect to Avnet Common Stock, are available on the Company’s website (www.avnet.com under the “Investor Relations — SEC Filings” caption) as soon as reasonably practicable after the report is electronically filed with, or furnished to, the Securities and Exchange Commission.

This information about Avnet’s website and its content, together with other references to the website made in this proxy statement, is for information only and the content of the Company’s website is not deemed to be incorporated by reference in this proxy statement or otherwise filed with the Securities and Exchange Commission.

The Board of Directors and its Committees

Avnet’s Board of Directors held six meetings during fiscal 2004. The independent directors met separately in executive session four times during fiscal 2004.

The Board of Directors accomplishes a substantial amount of its work through its standing Committees: an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Finance Committee. Each committee reports regularly to the full Board and annually evaluates its performance. More information about each committee is set forth below.

The Board of Directors has also established an Executive Committee, which is charged with the authority of the full Board and, between meetings of the Board, is authorized to exercise the powers of the Board in the management of the business and affairs of Avnet to the extent permitted by law. The Executive Committee is made up of the Chairman and four other directors. All of the independent directors rotate service on the Executive Committee. The Executive Committee did not meet in fiscal 2004.

During fiscal 2004, each incumbent director attended at least 75% of the combined number of meetings of the Board and of the committees on which such director served. All members of the Board of Directors are expected to attend the annual meeting of shareholders, unless unusual circumstances would prevent such attendance. Board and committee meetings are scheduled in conjunction with the annual meeting. Last year, seven of the nine directors standing for election attended the meeting. In addition, a director who was retiring and not standing for re-election did not attend.

Audit Committee

Number of members: 5	Purpose and Responsibilities:

Members: James A. Lawrence, Chair Ehud Houminer Frank R. Noonan Ray M. Robinson Gary L. Tooker Number of meetings: 11	The Audit Committee is charged with assisting and representing the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the financial statements of the Company, the independence and performance of the Company’s corporate and independent auditors, and compliance with legal and regulatory requirements, as well as the Company’s internal ethics compliance program. Moreover, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors. All of the members of the Audit Committee are independent directors and also meet the additional requirements for audit committee independence. The Board of Directors has determined that more than one member of the Committee qualify as “audit committee financial experts,” including the Chair, Mr. James A. Lawrence, as defined in rules adopted by the Securities and Exchange Commission. Please see the “Audit Committee Report” below and the Audit Committee Charter attached as Appendix A for more information about the Committee and its operations.

Compensation Committee

Number of members: 4	Purpose and Responsibilities:

Members: Ray M. Robinson, Chair Eleanor Baum J. Veronica Biggins Ehud Houminer Number of meetings: 5	The Compensation Committee administers all of Avnet’s equity compensation plans and is responsible for evaluating the performance of and setting compensation for the Chief Executive Officer, and reviewing the compensation and overseeing the evaluation of executives of the Company other than the CEO, particularly the executive officers whose total salary and target bonus exceed $500,000 in any fiscal year and the four most highly compensated executive officers, whether or not their total compensation exceeds $500,000. The Committee also oversees Avnet’s diversity and community relations programs. All of the members of the Compensation Committee are independent directors. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications and authority and responsibilities. The charter is available on the Company’s website at www.avnet.com/investors/governance.

Corporate Governance Committee

Number of members: 4	Purpose and Responsibilities:

Members: Gary L. Tooker, Chair J. Veronica Biggins Lawrence W. Clarkson Ehud Houminer Number of meetings: 5	The Corporate Governance Committee is charged with identifying, screening and recommending to the Board of Directors appropriate candidates to serve as directors of the Company and is responsible for overseeing the process for evaluating the Board of Directors and its Committees. This Committee also oversees and makes recommendations with respect to corporate governance issues affecting the Board of Directors and the Company. All of the members of the Corporate Governance Committee are independent directors. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications and authority and responsibilities. The charter is available on the Company’s website at www.avnet.com/investors/ governance.

Finance Committee

Number of members: 5	Purpose and Responsibilities:

Members: Lawrence W. Clarkson, Chair Eleanor Baum James A. Lawrence Frank R. Noonan Roy Vallee Number of meetings: 4	The Finance Committee is responsible for evaluating the Company’s short and long-term financing needs and capital structure and with making recommendations about future financing. The Finance Committee also oversees the administration of the Avnet Pension Plan and Trust and the Avnet 401(k) Plan and Trust. The charter is available on the Company’s website at www.avnet.com/investors/governance.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors was established for the primary purpose of representing and assisting the Board in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company and the audit of its annual financial statements. The Sarbanes-Oxley Act of 2002 and resulting regulation by the Securities and Exchange Commission (the “SEC”) have recently added a number of provisions to federal law to strengthen the authority and increase the responsibility of audit committees. Additional rules concerning audit committee structure, membership, authority and responsibility were adopted by the New York Stock Exchange (“NYSE”). The Audit Committee has implemented required changes in response to these new legal requirements and continues to monitor new and proposed rules by the SEC, the NYSE and the recently formed Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee is made up solely of independent directors and the Board of Directors has determined that more than one of the current audit committee members qualify as “audit committee financial experts,” including Mr. James A. Lawrence, as defined in rules adopted by the SEC. The Audit Committee operates under a written charter that outlines the purpose, member qualifications and authority and responsibilities of the Audit Committee. The Audit Committee reviews its charter on a regular basis and recently recommended minor changes to address new legal requirements. The Board approved the revised Audit Committee Charter and it is attached to this Proxy Statement as Appendix A.

The Audit Committee monitors the activities and performance of the Company’s internal audit function, including scope of reviews, department staffing levels and reporting and follow-up procedures. In addition, the Audit Committee generally oversees the Company’s internal ethics compliance program. The Audit Committee also meets quarterly with KPMG LLP, the Company’s independent auditor (“KPMG”), and periodically with the Company’s Director of Corporate Audit, the Chief Financial Officer and the Chief Ethics and Compliance Officer in separate, executive sessions.

The Audit Committee meets with KPMG and management to review the Company’s interim financial results before the publication of the Company’s quarterly earnings press releases. The Committee also monitors the activities and performance of KPMG, including audit scope, audit fees, auditor independence and non-audit services performed by KPMG. All services to be performed by the Company’s independent auditors are subject to pre-approval by the Audit Committee and management provides quarterly reports to the Committee on the status and fees for all projects.

The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2004 with management and KPMG LLP. This review included a discussion with KPMG and management of Avnet’s accounting principles, the reasonableness of significant estimates and judgments, and the conduct of the audit. The Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended by Statement on Auditing Standards No. 90 “Audit Committee Communications.” KPMG provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Committee discussed with KPMG its independence. KPMG also discussed with the Committee its internal quality control procedures and the results of its most recent peer review. In reliance on this review and these discussions, and the report of KPMG, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended July 3, 2004 for filing with the Securities and Exchange Commission.

James A. Lawrence, Chair

Ehud Houminer
Frank R. Noonan
Ray M. Robinson
Gary L. Tooker

Principal Accounting Firm Fees

The table below provides information relating to fees charged for services performed by KPMG LLP (“KPMG”), the Company’s independent auditors, in both fiscal 2004 and fiscal 2003.

	Fiscal 2004	Fiscal 2003

Audit Fees:	$3,352,776	$3,250,496
Audit-Related Fees:	79,694	33,000
Tax Fees:	1,432,537	862,881
All Other Fees:	0	0

TOTAL	$4,865,007	$4,146,377

Audit Fees. In both years, Audit Fees consisted of work performed by the principal auditor associated with the audit of the Company’s consolidated financial statements, including reviews performed on the Company’s Form 10-Q filings, statutory audits required for the Company’s subsidiaries and assistance with registration statements filed by the Company, including comfort letters and consents.

Audit-Related Fees. In both years, Audit-Related Fees consisted of fees for audits performed on the Company’s employee benefit plans. In fiscal 2003, Audit-Related Fees also includes audit-related assistance associated with the Company’s accounts receivable securitization program and related projects. In fiscal 2004 fees for certain acquisition due diligence were included in Audit-Related Fees.

Tax Fees. In both years, Tax Fees consisted primarily of global tax compliance (federal, international, state and local), assistance with tax audits and expatriate tax assistance. In fiscal 2004, Tax Fees also included tax-related assistance with a transfer pricing study.

All services to be provided by the Company’s independent auditors are subject to pre-approval by the Audit Committee. The Audit Committee has adopted an “External Auditor Scope of Services Policy,” which requires Committee pre-approval of all services to be performed by the Company’s independent auditor. In some cases, pre-approval is provided by the Committee through approval of specific categories and descriptions of services, subject to an established budget. In other cases, pre-approval is required for particular projects either by the Audit Committee or by the Chair, who is authorized to approve projects up to $250,000 and must then report them to the full Committee by the next Committee meeting. Management provides quarterly reports to the Committee on the status and fees for all projects.

Beneficial Ownership of Common Stock by Management and Others

The following table sets forth information with respect to the Common Stock of Avnet beneficially owned at August 31, 2004 by (a) the only persons that, to Avnet’s knowledge, were the beneficial owners of more than 5% of its outstanding Common Stock, (b) each director of Avnet, (c) each of the executive officers named in the Summary Compensation Table on page 17, and (d) all directors and executive officers of Avnet as a group. Except where specifically noted in the table, all the shares listed for a person or the group are directly held by such person or group members, with sole voting and dispositive power.

		Stock	Total
		Options	Common			Phantom
		Exercisable	Stock		Percent	Shares/	Total
	Common	Within	Beneficially		of	Incentive	Equity
Name	Stock	60 Days(a)	Owned		Class*	Shares(b)	Interest(c)

AXA Financial, Inc. et al.			17,460,681	(1)	14.6%
1290 Avenue of the Americas
New York, NY 10104

FMR Corp. et al.			13,593,825	(2)	11.3%
82 Devonshire Street
Boston, MA 02109

Eleanor Baum	14,466	7,625	22,091			1,476	23,567
J. Veronica Biggins	6,346	7,625	13,971			10,285	24,256
David R. Birk	11,917	237,250	249,167			550	249,717
Andrew Bryant	11,394	149,750	161,144			500	161,644
Lawrence W. Clarkson	10,525	7,625	18,150			931	19,081
Richard Hamada	5,248	63,500	68,748	(3)		300	69,048
Ehud Houminer	14,866	7,625	22,491			0	22,491
James A. Lawrence	11,066	7,625	18,691			0	18,691
Frank R. Noonan	1,000	0	1,000			524	1,524
Ray M. Robinson	3,535	5,625	9,160			8,373	17,533
Raymond Sadowski	48,211	237,250	285,461			550	286,011
Gary L. Tooker	21,035	5,625	26,660	(4)		3,164	29,824
Roy Vallee	123,035	2,122,500	2,245,535	(5)	1.83%	2,650	2,248,185
All directors and executive officers as a group (14 persons)			3,232,264		2.62%

*	Less than 1% for each person except as otherwise indicated.

(a)	A significant number of the options included are “underwater,” meaning the exercise price of the option is higher than the current market price of the common stock. For example, of Mr. Vallee’s 2,122,500 options, 1,885,000 options have exercise prices higher than $15.88, the closing price of Avnet common stock on August 31, 2004.

(b)	This column indicates the number of phantom shares owned by directors and the number of incentive shares awarded, but not yet delivered, to executive officers. Phantom Shares are accrued under the Avnet, Inc. Deferred Compensation Plan for Outside Directors, to be settled 1 for 1 in the Company’s Common Stock after cessation of membership on the Board or upon change in control of the Company. Under this plan, directors can defer fees payable in cash for service as a member of the Board or any of its committees into Phantom Shares. Incentive shares are awarded to executive officers under the Avnet Inc. Incentive Stock program and vest over a period of four years.

(c)	This column shows the individual’s total equity interest in Avnet represented by common stock owned, stock options exercisable within 60 days, Phantom Shares (for directors) and incentive shares awarded but not yet delivered (for executive officers). As noted above, a large portion of options are underwater.

(1)	Based upon information provided in a Schedule 13G (Amendment No. 4) dated February 10, 2004 filed with the Securities and Exchange Commission by AXA Assurances I.A.R.D. Mutuelle (“I.A.R.D.”) and certain related entities (collectively, the “AXA Entities”). Each of I.A.R.D., AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA Financial, Inc. (through its subsidiary Alliance Capital Management L.P.) share voting power with respect to 1,905,710 shares. The AXA Entities have sole voting power with respect to 8,965,269 shares and sole dispositive power with respect to 17,460,681 shares.

(2)	Based upon information provided in a Schedule 13G (Amendment No. 3) dated February 17, 2004 filed with the Securities and Exchange Commission by FMR Corp. (“FMR”), Edward C. Johnson 3d and Abigail P. Johnson. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 13,593,825 shares of common stock as a result of acting as investment advisor to various investment companies. Mr. Johnson, FMR (through its control of Fidelity) and various funds each has sole power to dispose of 13,593,825 shares owned by such funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Fidelity Management Trust Company (“Fidelity Management”), a wholly-owned subsidiary of FMR, is the beneficial owner of 2,000,667 shares as a result of its serving as investment manager for various institutional accounts. Mr. Johnson and FMR (through its control of Fidelity Management) each has sole dispositive power over, and the sole power to vote or to direct the voting of 2,000,667 shares held by such institutional accounts. In addition, members of the Johnson family, including Mr. Johnson and Ms. Johnson, are deemed to form a controlling group with respect to FMR under the Investment Company Act of 1940.

(3)	Includes 4,948 shares of Common Stock held by a family trust for which Mr. Hamada is a trustee.

(4)	Includes 21,035 shares of Common Stock held by a family trust for which Mr. Tooker is a trustee.

(5)	Includes 112,364 shares of Common Stock held by a family trust for which Mr. Vallee is a trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, Avnet’s directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in Avnet Common Stock and are also required to provide Avnet with copies of such reports. Based solely on such reports and related information furnished to Avnet, Avnet believes that in fiscal 2004 all such filing requirements were complied with in a timely manner by all directors and executive officers except for Mr. Bryant who reported an option exercise on Form 4 after the required filing date; and Mr. Vallee who reported two gifts of shares of common stock on Form 5 after the required filing date.

Executive Officers of the Company

The current executive officers of the Company are:

Name	Age	Office

Roy Vallee	52	Chairman of the Board and Chief Executive Officer
David R. Birk	57	Senior Vice President and General Counsel
Andrew S. Bryant	48	Senior Vice President
Harley Feldberg	51	Vice President
Richard P. Hamada	46	Senior Vice President
Edward Kamins	55	Senior Vice President
Raymond Sadowski	50	Senior Vice President, Chief Financial Officer and Assistant Secretary

Mr. Vallee joined the Company in February 1977 and has been Chairman of the Board and Chief Executive Officer since June 1998. Prior thereto, he was Vice Chairman of the Board since November 1992, and also President and Chief Operating Officer since March 1992.

Mr. Birk has been Senior Vice President of Avnet since November 1992. A 23 year Avnet employee, Mr. Birk was elected Vice President and General Counsel in September 1989 and previously held the position of Secretary from July 1997 until November 2003.

Mr. Bryant has been Senior Vice President of Avnet since November 1999 and was appointed President of Avnet Logistics in July 2004. He previously served as President of the Electronics Marketing operating group since January 2002. Mr. Bryant, a 26 year Avnet employee, served as a Vice President of Avnet from November 1996 to November 1999. He previously served as President of the Computer Marketing operating group since June 1999, and prior thereto served as President of the Hall-Mark Computer Division since July 1998. Mr. Bryant was President of the Avnet Computer Division from September 1996 to June 1998.

Mr. Feldberg became an executive officer in July 2004 when he was promoted to President of Avnet Electronics Marketing — Global. A 22-year Avnet employee, he previously served as President of Avnet Electronics Marketing Americas from June 2002 until June 2004 and has served as a corporate Vice President since November 1996. Mr. Feldberg served as President of Avnet Electronics Marketing Asia from December 2000 to June 2002. In July 1999 he was named President and Director of Avnet Electronics Marketing Americas’ Product Business Groups.

Mr. Hamada has been Senior Vice President of Avnet since November 2002 and was named President of the newly formed Avnet Technology Solutions operating group in July 2003. A 20 year Avnet employee, Mr. Hamada served as the President of the Computer Marketing operating group since January 2002 and was appointed Vice President of Avnet in November 1999. He previously served as President of Avnet Hall-Mark, North America since May 1999.

Mr. Kamins has been Senior Vice President of Avnet since November 2000 and was appointed Chief Information Officer in July 2003. Prior thereto, he served as President of the Applied Computing operating group since its formation in October 1999. Mr. Kamins served as a Vice President of Avnet from November 1999 to November 2000 and previously served as Senior Vice President for the Computer Marketing operating group from July 1996 to October 1999. Mr. Kamins joined Avnet in 1996.

Mr. Sadowski has been Senior Vice President of Avnet since November 1992 and Chief Financial Officer since February 1993. Mr. Sadowski has been an Avnet employee for 26 years.

Officers of the Company are generally elected each year at the meeting of the Board of Directors following the annual meeting of shareholders and hold office until the next such annual meeting or until their earlier death, resignation or removal.

Compensation of Avnet Executive Officers

The following table sets forth information concerning the total compensation during Avnet’s last three fiscal years of its Chief Executive Officer and the four individuals who had the highest individual aggregates of salary and bonus during Avnet’s fiscal year ended July 3, 2004 who were executive officers at the end of that fiscal year (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation Awards

		Annual Compensation			Restricted	Securities	All Other
	Fiscal				Stock	Underlying	Compen-
Name and Principal Position	Year	Salary	Bonus		Awards(1)	Options(#)	sation(2)

Roy Vallee	2004	$825,000	$918,003	(3)	$—	325,000	$2,568
Chairman of the Board	2003	825,000	190,000	(3)	—	325,000	1,410
and Chief Executive	2002	750,000	250,000	(3)	186,772	325,000	1,743
Officer
David Birk	2004	425,000	153,584		—	50,000	1,220
Senior Vice President	2003	425,000	29,188		—	50,000	893
	2002	425,000	19,736		38,764	25,000	966
Andrew Bryant	2004	400,000	340,534		—	50,000	932
Senior Vice President	2003	400,000	68,605		—	50,000	546
	2002	357,500	262,889		35,240	125,000	718
Richard Hamada	2004	350,000	291,676		—	50,000	672
Senior Vice President	2003	300,000	98,275		—	25,000	384
	2002	260,000	434,285		21,144	65,000	552
Raymond Sadowski	2004	400,000	139,091		—	50,000	720
Senior Vice President	2003	400,000	28,789		—	50,000	537
	2002	400,000	15,890		38,764	25,000	489

(1)	The dollar values of the restricted stock awards shown in this table are based on the closing price of a share of Common Stock on the date on which the restricted stock awards were made. The restricted shares awarded in prior years have vested, in part, and will be completely vested by January 2005. A holder of undelivered restricted stock awards may not vote the shares and is not entitled to any other rights of a shareholder with respect to the Common Stock underlying such awards. The aggregate number of shares of allocated but undelivered restricted stock at Avnet’s 2004 fiscal year-end (July 3, 2004) and the value of such shares (based on the closing price of a share of Common Stock on July 2, 2004) are as follows: Mr. Vallee — 2,650 shares ($55,385); Mr. Birk — 550 shares ($11,495); Mr. Bryant — 500 shares ($10,450); Mr. Hamada — 300 shares ($6,270); and Mr. Sadowski — 550 shares ($11,495).

(2)	Consists of imputed income related to life insurance benefits provided by Avnet to the Named Executive Officers under the executive life insurance program described on page 19.

(3)	In fiscal year 2001, Mr. Vallee earned an annual bonus of $640,000. However, he was actually paid $1,180,500 in bonus for that year, because his bonus was paid in installments based on quarterly results and the industry downturn began mid-fiscal 2001. The overpayment of $540,500 was considered a no-interest loan from the Company to Mr. Vallee and all future incentive compensation earned by Mr. Vallee was offset against the overpayment until the loan was fully paid. All bonuses in fiscal years 2002 and 2003 were credited to the outstanding balance, as was $100,500 of Mr. Vallee’s fiscal year 2004 bonus. As a result, the loan was paid in full during 2004.

Options

The following table sets forth information concerning grants of stock options during Avnet’s fiscal year ended July 3, 2004 to each of the Named Executive Officers:

Option Grants in Last Fiscal Year

	Individual Grants
						Potential Realizable Value at
	Number of	% of Total				Assumed Annual Rates
	Securities	Options	Exercise	Market		of Stock Appreciation for
	Underlying	Granted To	Price	Price		Option Term
	Options	Employees in	Per	On Date	Expiration
Name	Granted(1)	Fiscal Year	Share	of Grant	Date	5%	10%

Roy Vallee	325,000	18.0%	$18.13	$18.13	9/18/2013	$3,706,300	$9,392,175
David Birk	50,000	2.8%	18.13	18.13	9/18/2013	570,200	1,444,950
Andrew Bryant	50,000	2.8%	18.13	18.13	9/18/2013	570,200	1,444,950
Richard Hamada	50,000	2.8%	18.13	18.13	9/18/2013	570,200	1,444,950
Raymond Sadowski	50,000	2.8%	18.13	18.13	9/18/2013	570,200	1,444,950

(1)	All of the options granted become exercisable in four equal cumulative installments on each of the first through fourth anniversary dates of the date of grant.

The following table sets forth information concerning exercises of stock options during fiscal 2004 by each of the Named Executive Officers and the number and value of options held by each of them at fiscal year end (July 3, 2004):

AGGREGATED OPTION EXERCISES IN LAST FISCAL

YEAR AND FISCAL YEAR-END OPTION VALUES

	Shares		Number of Securities
	Acquired on		Underlying Unexercised		Value of Unexercised
			Options at Fiscal Year End		In-the-Money Options
					at Fiscal Year-End(2)
	Exercise	Value
Name	(#)	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Roy Vallee	75,000	$381,453	1,826,250	783,750	$3,299,625	$3,456,375
David Birk	—	—	201,250	104,750	330,725	488,125
Andrew Bryant	39,500	343,820	114,750	153,750	17,105	488,125
Richard Hamada	21,750	168,108	38,000	104,250	—	319,925
Raymond Sadowski	—	—	201,250	104,750	330,725	488,125

(1)	Value realized is the aggregate market value on the date of exercise of the shares acquired less the aggregate exercise price paid for such shares.

(2)	Value of in-the-money unexercised options is the excess of the aggregate market value of the underlying shares (based on the average of the high and low prices on July 2, 2004, of $20.99 per share) over the aggregate exercise price for such shares.

Retirement Benefits and Insurance

The Avnet Pension Plan (the “Pension Plan”) is a defined benefit plan that covers United States employees of Avnet. The Pension Plan is a type of defined benefit plan commonly referred to as a cash balance plan. A participant’s benefit under the Pension Plan is based, in general, on the value of the participant’s cash balance account, which is used for record keeping purposes and does not represent any assets of the Pension Plan segregated on behalf of a participant. A participant’s cash balance account equals the actuarial present value of his or her accrued benefit under the Pension Plan. The accumulated benefit in a participant’s cash balance account is approximately equal to the actuarial present value (using certain actuarial assumptions under the Pension Plan) of a deferred annuity benefit payable at age 65 determined by aggregating 2% of a participant’s annual earnings for each year of employment during which an employee was a participant in the Pension Plan. In general, the Pension Plan defines annual earnings as a participant’s base salary, commissions, royalties, annual cash incentive compensation and amounts deferred pursuant to plans described in section 125 or 401(k) of the Internal Revenue Code of 1986, as amended. No benefit is accrued under the Pension Plan for annual earnings exceeding $100,000 in any plan year. There is no offset under the Pension Plan for Social Security or other benefits. The Pension Plan offers participants distributions in the form of various monthly annuity payments. However, in lieu of an annuity form of distribution, a participant who has attained age 65 may elect to receive a cash lump sum distribution equal to the actuarial present value of the participant’s accrued benefit under the Pension Plan at age 65. In certain situations, the lump sum distribution option is also available to a participant who has terminated employment with Avnet and has not yet attained age 65.

The following table sets forth estimated annual retirement benefits payable under the Pension Plan for each of the executive officers of Avnet named in the Summary Compensation Table, assuming that (i) each such executive officer retires at age 65, (ii) current pensionable remuneration for each such executive officer remains unchanged until retirement, (iii) benefits under the Pension Plan are not altered prior to retirement and (iv) all actuarial costs and expenses of the Pension Plan are paid by the Pension Plan:

Estimated Annual
Named Executive Officers	Retirement Benefit

Roy Vallee	$77,338
David Birk	58,654
Andrew Bryant	66,436
Richard Hamada	74,483
Raymond Sadowski	71,959

In addition, Avnet pays the premiums in respect of the Executive Officer’s Supplemental Life Insurance and Retirement Program, which provides for: (1) payment of a death benefit to the designated beneficiary of each participating officer in an amount equal to twice the yearly earnings (including salary and cash incentive compensation) of such officer; (2) payment to Avnet, upon the death of a participating officer, of the amount by which the benefit payable by the insurer under the particular policy exceeds the death benefit payable to such officer’s beneficiary; (3) a right to receive from Avnet a supplemental retirement benefit (if the officer has satisfied certain age and service requirements) payable monthly (or in a lump sum under certain circumstances) to such officer or his or her beneficiary for ten years in an amount not to exceed 36% of the officer’s eligible compensation; and (4) payment to Avnet upon the death of an officer who is receiving or has received supplemental retirement benefits of the full amount payable by the insurer under the particular policy. For purposes of clause (3) in the preceding sentence, the eligible compensation of the executive officers named in the Summary Compensation Table is currently as follows: Mr. Vallee — $1,566,502; Mr. Birk — $555,905; Mr. Bryant — $718,053; Mr. Hamada — $667,981; and Mr. Sadowski — $536,158.

As permitted by Section 726 of the Business Corporation Law of New York, Avnet has in force directors’ and officers’ liability insurance and corporate reimbursement insurance. The policy insures Avnet against losses from claims against its directors and officers when they are entitled to indemnification by Avnet, and insures Avnet’s directors and officers against certain losses from claims against them in their official capacities. All duly elected directors and officers of Avnet and its subsidiaries are covered under this insurance. The primary insurer is National Union Insurance Company and there are four excess carriers. The coverage was renewed effective September 1, 2004 for a one year term. The total premium paid for both primary and excess insurance was $1,935,390.

Employment Agreements

Roy Vallee entered into a new employment agreement with the Company effective the beginning of fiscal year 2003. Under the terms of the agreement, Mr. Vallee may receive an annual base salary ranging from $825,000 to $1,000,000 per year, which is set by the Compensation Committee on an annual basis. The initial term of the agreement is for three years, and is then automatically renewed for additional one year terms, until the agreement is terminated in accordance with its provisions. Under this employment agreement, Mr. Vallee’s incentive compensation is determined pursuant to the Executive Incentive Plan or any successor plan, or otherwise as determined by the Compensation Committee. Under the Executive Incentive Plan, he will be eligible to receive incentive compensation based on the Company’s performance measured against performance goals set by the Compensation Committee.

If Mr. Vallee becomes disabled during the term of the employment agreement, the Company shall pay an annual disability benefit of $300,000. If Mr. Vallee retires or terminates his employment agreement by giving a one-year prior notice or if the Company experiences a change in control, the Company will pay to Mr. Vallee his base salary through the termination of employment date and he will be eligible to receive any annual incentive compensation payment or pro-rata portion earned through such termination date. If the Company does not continue Mr. Vallee in his position as CEO or a principal executive office satisfactory to Mr. Vallee or if the Company terminates Mr. Vallee’s employment agreement without cause with one year prior notice, the Company shall engage Mr. Vallee as a consultant for one year following the termination. If a one year notice of the change in position or termination without cause is not provided, the Company shall engage Mr. Vallee as a consultant for two years.

In the event of actual or constructive termination within 24 months of a change in control, the Company must pay to Mr. Vallee all accrued base salary and pro-rata incentive payments, plus 2.99 times the sum of (i) his then current annual base salary; and (ii) the average incentive compensation for the highest two of the last five fiscal years. Further, unvested stock options shall accelerate and vest in accordance with the early vesting provisions under the applicable stock option plans, and all equity incentive awards granted, but not yet delivered, will be accelerated and delivered. For this purpose, a constructive termination includes a material diminution in Mr. Vallee’s responsibilities, relocation of his office more than fifty miles without his consent, a material reduction in his compensation and benefits or his ceasing to serve on the Board of Directors of Avnet. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of Common Stock other than an acquisition approved by the Board of Directors prior to the effective date of such an acquisition, a change in the individuals serving on the Board of Directors so that those serving on the effective date of Mr. Vallee’s Employment Agreement (June 29, 2002) and those persons appointed by such individuals to the Board no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all of the assets of the Company.

David R. Birk, a Senior Vice President and General Counsel, Andrew Bryant, a Senior Vice President and President of Avnet Logistics Services, Richard Hamada, a Senior Vice President and President of Avnet Technology Solutions, and Raymond Sadowski, a Senior Vice President and Chief Financial Officer, entered into employment agreements with the Company effective June 29, 1998, April 1, 2000, May 1, 2000 and June 29, 1998, respectively. The employment agreements are terminable by either Messrs. Birk, Bryant, Hamada and Sadowski or the Company upon one year prior written notice to the other. The amount of compensation to be paid to Messrs. Birk, Bryant, Hamada or Sadowski is not fixed and is to be agreed upon by Messrs. Birk, Bryant, Hamada or Sadowski and the Company from time to time. In the event Mr. Birk’s, Mr. Bryant’s, Mr. Hamada’s or Mr. Sadowski’s employment is terminated with one year’s notice and they and the Company shall have failed to agree upon the compensation to be paid during all or any portion of the one year notice period prior to termination, their compensation (base salary and incentive compensation) during the notice period will remain the same as was most recently agreed upon.

Mr. Feldberg, a Vice President and President of Avnet Electronics Marketing, entered into an employment agreement with the Company effective July 4, 2004. The employment agreement is for a two year term, after which Mr. Feldberg or the Company may terminate the agreement upon one year prior written notice to the other. The amount of compensation to be paid to Mr. Feldberg is not fixed and is to be agreed upon by Mr. Feldberg and the Company from time to time. In the event Mr. Feldberg’s employment is terminated with one year’s notice and he and the Company fail to agree upon the compensation to be paid during all or any portion of the one year notice period prior to termination, then Mr. Feldberg’s compensation (base salary and incentive compensation) during the notice period shall be equal to the cash compensation earned by Mr. Feldberg during the four completed fiscal quarters preceding the date on which notice is given.

Messrs. Birk, Bryant, Feldberg, Hamada and Sadowski have entered into change of control agreements with Avnet, which provide that, if within 24 months following a change of control, the Company or its successor terminates their employment without cause or by constructive termination, Messrs. Birk, Bryant, Hamada and Sadowski will be paid, in a lump sum payment, an amount equal to 2.99 times, and Mr. Feldberg will be paid 1.5 times, the sum of (i) his annual salary for the year in which such termination occurs and (ii) the average of his incentive compensation for the highest two of the last five full fiscal years. In addition, all unvested stock options shall accelerate and vest in accordance with early vesting provisions under the applicable stock option plans and all incentive stock program shares allocated but not yet delivered will be accelerated so as to be immediately deliverable. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of Common Stock other than an acquisition approved by the Board of Directors prior to the effective date of such an acquisition, a change in the individuals serving on the Board of Directors so that those serving on the effective date of the Change of Control Agreement, and those persons appointed by such individuals to the Board, no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all of the assets of Avnet.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for reviewing the performance of and establishing compensation for the Chief Executive Officer, reviewing and approving the compensation of the four most highly paid executive officers other than the Chief Executive Officer and other executives, particularly the executive officers whose total cash compensation (base salary and incentive cash compensation) is greater than $500,000 per year. In addition, the Compensation Committee establishes, administers and makes all allocations and awards under the Company’s long-term compensation plans including all stock option plans and the Avnet Incentive Stock Program. All members of the Compensation Committee are independent.

The Compensation Committee has engaged an independent executive compensation consulting firm to review the Company’s practices with respect to the structure of its equity compensation awards to senior management. The Committee believes it is appropriate to review this important area, particularly in light of proposed rules for option expensing and to maintain competitive practices while maximizing shareholder value.

Executive compensation consists of three components — base salary, annual incentive compensation (cash bonus) and long-term incentive compensation in the form of equity. The Committee believes that these three components serve different purposes and, together, serve the best interests of the Company and its shareholders. This multi-component approach allows the Company to compensate its executives in a way that advances both short-term and long-term interests of shareholders. The Committee also designs executive compensation plans so that a significant percentage of each executive’s total compensation is based on achievement of financial objectives and stock price appreciation, which places that compensation “at risk” and further aligns the interests of the executive officers with those of shareholders.

Base Salary

The base salary of the Chief Executive Officer is reviewed annually and is set by the Compensation Committee. The base salaries of the other executive officers are reviewed and approved by the Compensation Committee. Base salaries are influenced by a variety of objective and subjective factors. Particular consideration is given to the range of compensation levels for officers of other companies in the electronics distribution industry including, but not limited to, the peer group used in the performance graph appearing on page 25, as well as officers of other companies of similar size to Avnet in a broader range of businesses. There is no precise formula used to set base salary levels, which may fall above or below average compensation levels of comparable companies depending upon the management and leadership abilities, level of responsibility, experience and performance of a particular executive.

Annual Incentive Compensation

In addition to base salary, executive officers are eligible to receive annual incentive cash compensation. The Company adopted the Executive Incentive Plan in September 2002 and the Plan was subsequently approved by the shareholders. The Plan provides flexibility to the Compensation Committee to establish short-term strategic goals on an annual basis and compensate for achievement of those goals. Annually, the Committee establishes incentive award targets for each participant. The Committee also establishes performance goals, which are based on objective financial measures, such as pre-tax income, net income, return on capital employed, earnings per share or other similar measures. Formulas are then established tying the performance goals to the incentive award targets to determine actual amounts earned based on the level of performance.

For fiscal 2004, incentive awards were tied to performance goals measuring performance of either pre-tax income or net income, depending on the executive, to budgeted levels, adjusted by a factor measuring performance of return on capital employed against pre-established goals. Performance goals for operating group presidents were weighted more heavily on the performance of the applicable operating group but contained a component based on performance of the entire Company as well. Annual bonuses paid ranged from $139,091 to $340,534 and totaled $1,123,793 for the five persons serving as executive officers at the end of the fiscal year, other than the Chief Executive Officer. These bonuses ranged from 89.7% to 111.3% of the incentive award targets originally established.

In addition to the Executive Incentive Plan, the Committee may also establish other bonus or incentive programs and may grant discretionary bonuses as it deems appropriate. No additional bonuses were paid to executive officers during fiscal 2004.

Long-Term Incentive Compensation

Long-term incentive compensation awards are generally based on an executive’s performance in a particular fiscal period and their potential to contribute to the long-term success of the Company. The Compensation Committee awards long-term incentive compensation pursuant to several shareholder-approved plans: the Avnet Incentive Stock Program, the 1996 Incentive Stock Option Plan, which is an incentive stock option plan, the 1995 and 1997 Stock Option Plans, which are both non-qualified stock option plans, and the 1999 Stock Option Plan, pursuant to which either incentive stock options or non-qualified stock options may be issued. The Company adopted and the shareholders approved the 2003 Stock Compensation Plan last year, which provides additional flexibility for long-term incentive compensation planning because it is an omnibus plan under which options, restricted stock, stock appreciation rights and other equity-based awards may be granted.

Avnet Incentive Stock Program (Restricted Stock)

The Avnet Incentive Stock Program (the “Program”) provides for annual allocations of restricted shares of the Company’s Common Stock to employees of the Company, including executive officers, approved by the Committee. The Committee makes allocations under the Program, usually in September of each year, in recognition of operating results achieved by the Company as a whole or by particular operating groups or business units in the immediate past fiscal year. Restricted shares allocated under the Program vest in four equal annual installments, contingent upon continued employment (except in the case of death or retirement of the employee), and it is the Committee’s policy that allocations to officers of Avnet as a group will not exceed 50% of the total number of shares available for award under the Program. Due to insufficient levels of profitability, no awards were made in fiscal 2003 or 2004.

Stock Options

The Compensation Committee periodically grants options under the Company’s stock option plans to executive officers and other employees in consideration of their potential to contribute to the long-term success of the Company and to align their interest with that of the Company’s shareholders. The Committee also makes awards of stock options from time to time, in its discretion, based on its evaluation of accomplishments achieved by an executive or other employee, upon a promotion and upon the hiring of an executive. The number of shares subject to options held by an executive may be taken into account when the Committee considers a new award to the executive. Stock options are generally granted on an annual basis in September. Stock option grants to the five persons serving as executive officers at the end of the fiscal year, other than Mr. Vallee, totaled 250,000 shares in fiscal 2004. Each executive officer was granted 50,000 shares.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for all executive officers and corporate officers with base salaries over $200,000. The guidelines provide that officers should hold shares of Avnet, Inc. Common Stock, to be accumulated over a period of five years, with a market value equal to a multiple of each officer’s base salary, as set forth below:

Chief Executive Officer	Shares with market value equal to 3x base salary
Executive Officers	Shares with market value equal to 2x base salary
Other Officers	Shares with market value equal to 1x base salary

Shares that count towards the guidelines include shares received from the Avnet Incentive Stock Program, shares purchased through the Employee Stock Purchase Plan, shares received and retained upon exercise of stock options and shares purchased on the open market. Options, vested or unvested, do not count towards the guidelines.

Chief Executive Officer’s Compensation

One of the Compensation Committee’s primary responsibilities is to establish the compensation of the Chief Executive Officer. The Committee performs an annual evaluation of the Chief Executive Officer’s performance and discusses that evaluation with the full Board of Directors. The results of the evaluation are then considered by the Committee in reviewing and establishing the Chief Executive Officer’s compensation and are discussed with the Chief Executive Officer.

In July 2002, the Company entered into a new employment agreement with its Chief Executive Officer, Roy Vallee, the terms of which are described in detail on page 20. The Compensation Committee established Mr. Vallee’s base salary at $825,000 for fiscal year 2004. The Committee set Mr. Vallee’s annual base salary at $875,000 for fiscal 2005. Mr. Vallee earned an annual bonus of $918,003, or approximately 111% of his incentive award target, for performance in fiscal year 2004. Consistent with performance goals set for the other executive officers, Mr. Vallee’s performance goals were based on net income compared to budgeted levels, adjusted by a factor measuring performance of return on capital against pre-established goals.

During fiscal 2004, Mr. Vallee was granted options to purchase 325,000 shares of Common Stock on September 19, 2003 at an option price of $18.13 per share, which was the fair market value of the Company’s Common Stock on the date of grant. The options are exercisable in four equal annual installments, with the first exercise date commencing after the expiration of one year from the date of grant. Mr. Vallee did not receive any allocation of restricted stock under the Incentive Stock Program as no awards were made in fiscal 2004.

Deductibility of Executive Compensation

As a matter of policy, the Company generally designs its incentive and equity compensation programs to be exempt from the $1 million deduction limitation for executive compensation under Section 162(m) of the Code. The Committee, in carrying out its duties, may grant executive compensation subject to the 162(m) limitation if it determines that it is in the best interests of the Company.

Ray M. Robinson, Chair	J. Veronica Biggins
Eleanor Baum	Ehud Houminer

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

The following graph compares the annual change in the cumulative total return on Avnet’s Common Stock during its last five fiscal years with the annual change in the cumulative total return of the Standard and Poor’s Composite-500 Stock Index and a group of Avnet’s peer companies in the electronics distribution industry. The companies comprising the peer group include the most comparable distribution companies that are publicly traded — All American Semiconductor, Inc., Arrow Electronics, Inc., Bell Microproducts, Inc., Ingram Micro, Inc., Jaco Electronics, Inc., Nu Horizons Electronics Corp., Agilysys, Inc., Reptron Electronics, Inc. and Tech Data Corporation. This graph assumes $100 was invested on July 2, 1999, in Avnet Common Stock, the S&P 500 and the peer group, and that all dividends were reinvested. The returns of each company in the peer group was weighted according to their respective stock market capitalization at the beginning of the period of each reported data point.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG AVNET, INC., THE S&P 500 INDEX
AND A PEER GROUP

	Cumulative Total Return

	7/26/99	6/30/00	6/29/01	6/28/02	6/27/03	7/2/04

AVNET, INC.	100.00	127.27	97.49	96.22	54.21	91.45

S & P 500	100.00	108.98	93.36	71.30	78.89	89.28

PEER GROUP	100.00	122.10	95.13	89.85	67.19	97.05

* $100 invested on 7/2/99 in stock or index-including reinvestment of dividends.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

One of the purposes of the Annual Meeting is to consider and take action with respect to ratification of the appointment by the Audit Committee of the Company’s Board of Directors of KPMG LLP as independent public accountants to audit the consolidated financial statements of Avnet for the fiscal year ending July 2, 2005. Avnet retained KPMG LLP in April 2002 and the firm has audited the Company’s consolidated financial statements for the last three fiscal years.

The holders of a majority of the shares entitled to vote must be present (either in person or by proxy) at the Annual Meeting to constitute a quorum for the transaction of business. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock is required to ratify the appointment of KPMG LLP as Avnet’s independent public accountants. Only votes cast “for” or “against” the proposal will be counted in determining whether it has been adopted. Thus, a shareholder who does not vote at the Annual Meeting will not affect the outcome of the vote. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement has been transmitted to the beneficial owners at least fifteen days before the Annual Meeting.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

For a summary of the fees that were paid to KPMG LLP in fiscal years 2003 and 2004, refer to “Principal Accounting Firm Fees” on page 13.

The Board of Directors recommends a vote FOR ratification of KPMG LLP as the Company’s Independent Public Accountants for Fiscal 2005.

GENERAL

Avnet’s Annual Report to its Shareholders for the fiscal year ended July 3, 2004, including the Company’s audited financial statements, is being mailed with this Proxy Statement. Avnet will provide a copy of its Annual Report on Form 10-K for the year ended July 3, 2004 to each shareholder without charge (other than a reasonable charge for any exhibit requested) upon written request to Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034; Attn: Corporate Secretary.

The cost of soliciting proxies relating to the Annual Meeting will be borne by Avnet. Directors, officers and employees of Avnet may solicit proxies by telephone or personal interview without being specially compensated therefor. Georgeson & Company, Inc. has been engaged by Avnet to solicit proxies relating to the Annual Meeting, by telephone and mail, from holders of shares of Avnet’s Common Stock and to perform certain other procedures relating to the solicitation of proxies. The cost of the services to be performed by Georgeson & Company, Inc. is approximately $7,000 plus out-of-pocket expenses. In addition, Avnet will, upon request, reimburse brokers, dealers, banks and other nominee shareholders for their reasonable expenses for mailing copies of this Proxy Statement, the form of proxy and the Notice of the Annual Meeting, to the beneficial owners of such shares.

2005 ANNUAL MEETING

Under rules of the Securities and Exchange Commission, and pursuant to the Company’s By-Laws, shareholders may submit proposals that they believe should be voted on at the annual meeting or may recommend persons for nomination to the Board of Directors. There are several alternatives a shareholder may use and a summary of those alternatives follows.

Under Rule 14a-8 of the Securities Exchange Act of 1934, some shareholder proposals may be eligible to be included in Avnet’s 2005 proxy statement. Shareholder proposals must be submitted, along with proof of ownership of Avnet stock in accordance with Rule 14a-8(b)(2), to the Company’s principal executive office, at Avnet, Inc., Attn: Corporate Secretary, 2211 South 47th Street, Phoenix, Arizona 85034. All shareholder proposals submitted pursuant to Rule 14a-8 must be received by June 3, 2005.

For information regarding how to nominate a director for consideration by the Corporate Governance Committee for the Avnet Board of Directors, please see “Corporate Governance — Director Nominations.”

Alternatively, under the Company’s By-Laws, if a shareholder wishes to appear at the 2005 Annual Shareholders Meeting and submit a proposal or nominate a person as a director candidate, the shareholder must submit the proposal or nomination to the Company not earlier than May 4, 2005 and not later than June 3, 2005. These shareholder proposals and director nominations will not appear in the Company’s proxy statement. For both shareholder proposals and director nominations, the proposing shareholder must deliver to the Secretary of the Company at its principal executive office a notice that includes the shareholder’s name, address, and the number of shares of stock the shareholder owns of record and beneficially. If the shareholder holds shares through a nominee or “street name” holder of record, the shareholder must deliver evidence establishing the shareholder’s indirect ownership of and entitlement to vote the shares. If a shareholder proposes to nominate any person for election as director, the shareholder must also deliver to Avnet a statement in writing setting forth the name of the nominated person, the number of shares of stock owned of record and beneficially by the nominated person, the information regarding the nominated person as required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, and the nominated person’s signed consent to serve as director of the Corporation if elected. If the shareholder proposes another matter (other than the nomination of a director), the shareholder must also deliver to Avnet the text of the proposal, a brief written statement as to the reasons why the shareholder favors the proposal, and a statement identifying any material interest the shareholder has in the matter proposed (other than as a shareholder). The Company will not entertain any proposals or nominations at the annual meeting that do not meet these requirements.

For any shareholder proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2005 Annual Meeting, SEC rules permit management to vote proxies in its discretion if the Company: (a) receives notice of the proposal on or before June 3, 2005 and advises shareholders in the 2005 proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal on or before June 3, 2005.

AVNET, INC.

CATHERINE R. HARDWICK
Secretary

October 5, 2004

PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW

OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

Important Notice

The Annual Meeting date, November 11, 2004, is a United States federal holiday.

As a result, we will not be able to receive any proxies by mail on that day.
Please be sure to mail your proxy early to ensure delivery prior to the Annual Meeting.
We also encourage you to vote by telephone or internet.

AVNET APPRECIATES YOUR PROMPT RESPONSE!

Appendix A

AVNET, INC.

AUDIT COMMITTEE CHARTER

Amended and Restated August 13, 2004

I.	Purpose

The purpose of the Audit Committee is to represent and assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the financial statements of the Company, the independence, qualifications and performance of the Company’s corporate and external auditors, and compliance with legal and regulatory requirements, as well as the Company’s policies for conducting business, as established in the Company’s Code of Conduct, and to prepare the Audit Committee report for inclusion in the annual proxy statement.

II.	Organization

A. Composition and Qualifications

1. The Audit Committee shall be appointed by the Board of Directors from time to time and shall consist of three or more directors, each of whom shall meet the independence requirements of the New York Stock Exchange for directors and audit committee members. The Board of Directors shall appoint one member of the Audit Committee as the Chair.

2. Each member of the Audit Committee shall be financially literate (as such qualification is interpreted by the Board of Directors in its business judgment). At least one member of the Audit Committee shall meet the audit committee financial expert requirements of the Securities and Exchange Commission, as determined by the Board of Directors.

B. Meetings/Minutes/Reports

1. The Audit Committee shall meet at least four times annually, or more frequently if circumstances dictate. At least two of these meetings shall be in person, while others may be conducted telephonically.

2. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Audit Committee. The Chair shall be responsible for leadership of the Committee, including scheduling meetings, preparing agendas and making regular reports to the Board of Directors.

3. The Audit Committee shall have full access to management. The Audit Committee shall meet separately, periodically, with management, with corporate auditors and with external auditors to discuss any matters that the Committee believes are relevant to fulfilling its responsibilities.

4. Minutes of each Audit Committee shall be prepared and sent to all Audit Committee members.

5. The Audit Committee shall evaluate and assess the effectiveness of the Committee and the adequacy of this Audit Committee Charter on an annual basis and recommend any proposed changes to the Board of Directors.

C. Authority

1. The Audit Committee shall have the authority to obtain advice and assistance from internal and outside legal, accounting or other advisors. The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of compensation to the advisors employed by the Audit Committee.

2. The Audit Committee is authorized to conduct or originate investigations into any matters within the Committee’s scope of responsibilities.

III.     Responsibilities and Duties

A. Annual Audit

1. The Audit Committee shall meet with the external auditors and senior management prior to the annual audit to discuss planning and staffing of the audit.

2. The Audit Committee shall review the annual audited financial statements and discuss them with senior management and the external auditors, including the Company’s MD&A disclosures. In connection with such review, the Audit Committee shall:

a. Discuss with the external auditors the matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90 relating to the Audit.

b. Review significant issues regarding accounting principles, practices and judgments.

c. Discuss any significant financial reporting issues arising in the fiscal year and the Company’s accounting and disclosure thereof.

d. Review with the external auditors any problems or difficulties encountered in the course of their audit, including any change in the planned audit work and any restrictions placed on the scope of such work, and management’s response.

3. Based on its review of the audited financial statements and the external auditors’ independence, the Committee shall make its recommendation to the Board of Directors as to the inclusion in the Company’s audited financial statements in the Company’s Report on Form 10-K.

4. The Audit Committee shall prepare the report of the Committee required by the rules of the SEC to be included in the Company’s proxy statements for each annual meeting.

B. Quarterly Reviews

The Audit Committee shall discuss earnings press releases, and corporate practices with respect to earnings press releases, and financial information and earnings guidance provided to analysts and rating agencies. The Audit Committee shall discuss with management and the external auditors, the quarterly financial statements, including the Company’s MD&A disclosures.

C. Evaluation of External Auditors

1. The Audit Committee shall be directly responsible, in its capacity as a committee of the Board of Directors, for the appointment, compensation, retention and oversight of the work of the external auditors. In this regard, the Audit Committee shall appoint and retain (subject to ratification by the Company’s shareholders), compensate, evaluate and terminate when appropriate, the Company’s external auditors, which shall report directly to the Audit Committee.

2. The Audit Committee shall obtain confirmation and assurance as to the external auditors’ independence including a requirement that the external auditors submit to the Audit Committee on a periodic basis, not less than annually, a formal written statement delineating all relationships between the external auditors and the Company, as well as a summary of all services provided by the external auditors and the fees charged for such services.

3. The Audit Committee shall also obtain and review at least annually, a report by the external auditor describing the audit firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review or peer review of the audit firm, or by any investigation by governmental or professional authorities within the preceding five years regarding any independent audit conducted by the firm and the steps taken to address such issues.

D. Oversee Corporate Audit Activities

1. The Audit Committee shall review the appointment or replacement and performance of the Director of Corporate Audit.

2. The Audit Committee shall review the plan and scope of corporate audit activities and budget and staffing of the corporate audit group. The Audit Committee shall review on a periodic basis with the Director of Corporate Audit, the progress of the proposed corporate audit plan, including explanations for any deviations from the original plan and any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

3. The Audit Committee shall review the significant reports to management prepared by the corporate auditing group and management’s response to such reports.

E. Business Ethics and Compliance Matters

1. The Audit Committee shall oversee the Company’s compliance systems with respect to legal and regulatory requirements, including the Company’s business ethics and compliance policies, training programs and programs to monitor compliance with such policies.

2. The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints with respect to accounting, internal accounting controls or auditing matters, as well as for confidential anonymous submissions by the Company’s employees with respect to questionable accounting or auditing matters.

F. Internal Controls

1. The Audit Committee shall review with the external auditors and management the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies or material weaknesses in internal controls reported to the Audit Committee by the external auditors or management.

2. The Audit Committee shall review with management the adequacy and effectiveness of the Company’s disclosure controls and procedures.

3. The Audit Committee shall discuss policies with respect to risk assessment and risk management.

G. Hiring Policy.

The Audit Committee shall establish hiring policies for employees or former employees of the external auditor.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touchtone telephone, call TOLL FREE
1-866-595-8759. 24 hours a day, 7 days a week. Have your voting instruction card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you direct. Available until 5:00 p.m. Eastern Time, November 10, 2004.
	Visit the Internet voting website at https://www.proxyvotenow.com/avt and follow the instructions on your screen. You will incur only your usual internet charges. Available until 5:00 p.m. Eastern Time, November 10, 2004.	Simply mark, sign and date your voting instruction card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

Important Notice

The Annual Meeting date, November 11, 2004, is a United States federal holiday. As a result, we will not be able to receive any proxies by mail on that day. Please be sure to mail your proxy early to ensure delivery prior to the Annual Meeting. We also encourage you to vote by telephone or internet.

▼ FOLD AND DETACH HERE ▼

☒	Please mark your votes as in this example.	AVNET, INC This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on November 11, 2004

The undersigned shareholder of AVNET, INC. (the “Company”) hereby constitutes and appoints Roy Vallee and Raymond Sadowski, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Shareholders to be held at 2:00 P.M., Mountain Standard Time, at the Avnet Corporate Broadcast Center, 2617 South 46th Street, Phoenix, AZ 85034, on November 11, 2004, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.
Vote On Directors

1. Election of 9 directors to serve for the ensuing year.

☐ FOR All	☐ Withhold All	☐ FOR All Except	To withhold authority to vote, mark “For All Except” and write the nominees numbers on the line below.

01 Eleanor Baum	02 J. Veronica Biggins	03 Lawrence W. Clarkson
04 Ehud Houminer	05 James A. Lawrence	06 Frank R. Noonan
07 Ray M. Robinson	08 Gary L. Tooker	09 Roy Vallee

2. Ratification of appointment of KPMG LLP as independent public accountants for the fiscal year ending July 2, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(over)

ANNUAL MEETING OF SHAREHOLDERS
Thursday, November 11, 2004
2:00 P.M. (MST)
Avnet Corporate Broadcast Center
2617 South 46th Street
Phoenix, AZ 85034

You may vote through the Internet, by telephone or by mail.
Please read the other side of this card carefully for instructions.
However you decide to vote, your presence, in person or by proxy, at the Annual Meeting of Shareholders is important to Avnet.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal, but if no instruction is given on the reverse side, to vote FOR the election as directors of the nine persons named on the reverse side and FOR the ratification of the appointment of KPMG LLP as the independent public accountants for the fiscal year ending July 2, 2005, and (ii) to vote, in their discretion, with respect to other such matters (including matters incident to the conduct of the meeting) as may properly come before the meeting or any postponement or adjournment thereof.

Date	, 2004

Signature

Signature (if held jointly)

NOTE: Signature(s) should agree with name(s) on proxy form. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations, or partnerships, should so indicate when signing.